Exhibit 11

Statement Regarding the Computation of Basic and Diluted Per Share Earnings

                                           1998          1997         1996
                                           ----          ----         ----

Basic EPS weighted-average shares
outstanding                                10,024,630    9,975,630    9,975,655
Effect of dilutive securities-stock
options                                    90,018        66,762       34,768

Diluted EPS weighted-average shares
outstanding                                10,114,648    10,042,062   10,010,423